Filed Pursuant to Rule 433
Registration No. 333-233354

Pricing Term Sheet

Senior Fixed-to-Floating Rate Notes due 2024

Issuer:	Mizuho Financial Group, Inc. (the “Issuer”)

Expected Security Ratings:*	A1 (Moody’s) / A- (S&P)

Securities Offered:	Aggregate principal amount of U.S.$1,100,000,000 1.241% senior fixed-to-floating rate notes due 2024

Issue Price:	100.000%

Maturity Date:	July 10, 2024

Fixed Rate Period:	From and including July 10, 2020 to, but excluding, July 10, 2023

Floating Rate Period:	From and including July 10, 2023 to, but excluding, the Maturity Date

Treasury Benchmark:	3-year U.S. Treasury, 0.250% due June 15, 2023

Treasury Benchmark Price / Yield:	100.05+ / 0.191%

Spread to Treasury Benchmark:	105 basis points

Reoffer Yield:	1.241%

Fixed Rate Coupon:	1.241%, payable semiannually in arrears during the Fixed Rate Period

Floating Rate Coupon:	A per annum rate equal to a benchmark rate, which is initially three-month U.S. Dollar LIBOR, plus 0.99%, payable quarterly in arrears during the Floating Rate Period; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined in the preliminary prospectus supplement) have occurred with respect to three-month U.S. Dollar LIBOR or the then-current benchmark rate, then the benchmark rate shall be the applicable Benchmark Replacement (as defined in the preliminary prospectus supplement) as determined pursuant to the benchmark transition provisions set forth in the preliminary prospectus supplement.

Interest Payment Dates during the Fixed Rate Period:	January 10 and July 10 of each year, starting on January 10, 2021 and ending on July 10, 2023

Interest Payment Dates during the Floating Rate Period:	October 10, 2023 and January 10, April 10 and July 10, 2024

Day Count:	30/360 during the Fixed Rate Period, ACT/360 during the Floating Rate Period

Ranking:	Direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations of the Issuer (except for statutorily preferred exceptions) from time to time outstanding.

Trade Date:	July 6, 2020

Settlement Date:	July 10, 2020 (T+4)

Business Days:	New York and Tokyo

Minimum Denomination:	U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof.

Optional Redemption:	The Issuer may redeem the Notes, at its option, in whole, but not in part, on July 10, 2023, upon not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Listing:	Singapore Exchange Securities Trading Limited

Billing and Delivering:	Mizuho Securities USA LLC

Joint Lead Managers and Joint Bookrunners:	Mizuho Securities USA LLC, J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC

Senior Co-Managers	Citigroup Global Markets Inc., Natixis Securities Americas LLC

Co-Managers:	Daiwa Capital Markets America Inc., BNY Mellon Capital Markets, LLC, CastleOak Securities, L.P., CIBC World Markets Corp., Citizens Capital Markets, Inc., Crédit Agricole Corporate and Investment Bank, Danske Markets Inc., ICBC Standard Bank Plc**, ING Financial Markets LLC, KKR Capital Markets LLC, The Korea Development Bank, Loop Capital Markets LLC, Mischler Financial Group, Inc., Rabo Securities USA, Inc., R. Seelaus & Co., LLC, Samuel A. Ramirez & Company, Inc., Santander Investment Securities Inc., Siebert Williams Shank & Co., LLC

CUSIP:	60687Y BF5

ISIN:	US60687YBF51

Common Code:	220273369

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time by the assigning rating agencies.

**ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Securities constituting part of its allotment solely outside the United States.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Mizuho Securities USA LLC, toll free at 1-866-271-7403 or J.P. Morgan Securities LLC, at 1-212-834-4533.

Pricing Term Sheet

Senior Fixed-to-Floating Rate Notes due 2031

Issuer:	Mizuho Financial Group, Inc. (the “Issuer”)

Expected Security Ratings:*	A1 (Moody’s) / A- (S&P)

Securities Offered:	Aggregate principal amount of U.S.$1,000,000,000 2.201% senior fixed-to-floating rate notes due 2031

Issue Price:	100.000%

Maturity Date:	July 10, 2031

Fixed Rate Period:	From and including July 10, 2020 to, but excluding, July 10, 2030

Floating Rate Period:	From and including July 10, 2030 to, but excluding, the Maturity Date

Treasury Benchmark:	10-year U.S. Treasury, 0.625% due May 15, 2030

Treasury Benchmark Price / Yield:	99.15 / 0.681%

Spread to Treasury Benchmark:	152 basis points

Reoffer Yield:	2.201%

Fixed Rate Coupon:	2.201%, payable semiannually in arrears during the Fixed Rate Period

Floating Rate Coupon:	A per annum rate equal to a benchmark rate, which is initially three-month U.S. Dollar LIBOR, plus 1.51%, payable quarterly in arrears during the Floating Rate Period; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined in the preliminary prospectus supplement) have occurred with respect to three-month U.S. Dollar LIBOR or the then-current benchmark rate, then the benchmark rate shall be the applicable Benchmark Replacement (as defined in the preliminary prospectus supplement) as determined pursuant to the benchmark transition provisions set forth in the preliminary prospectus supplement.

Interest Payment Dates during the Fixed Rate Period:	January 10 and July 10 of each year, starting on January 10, 2021 and ending on July 10, 2030

Interest Payment Dates during the Floating Rate Period:	October 10, 2030 and January 10, April 10 and July 10, 2031

Day Count:	30/360 during the Fixed Rate Period, ACT/360 during the Floating Rate Period

Ranking:	Direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations of the Issuer (except for statutorily preferred exceptions) from time to time outstanding.

Trade Date:	July 6, 2020

Settlement Date:	July 10, 2020 (T+4)

Business Days:	New York and Tokyo

Minimum Denomination:	U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof.

Optional Redemption:	The Issuer may redeem the Notes, at its option, in whole, but not in part, on July 10, 2030, upon not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Listing:	Singapore Exchange Securities Trading Limited

Billing and Delivering:	Mizuho Securities USA LLC

Joint Lead Managers and Joint Bookrunners:	Mizuho Securities USA LLC, J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc., Natixis Securities Americas LLC

Co-Managers:	Daiwa Capital Markets America Inc., BNY Mellon Capital Markets, LLC, CastleOak Securities, L.P., CIBC World Markets Corp., Citizens Capital Markets, Inc., Crédit Agricole Corporate and Investment Bank, Danske Markets Inc., ICBC Standard Bank Plc**, ING Financial Markets LLC, KKR Capital Markets LLC, The Korea Development Bank, Loop Capital Markets LLC, Mischler Financial Group, Inc., Rabo Securities USA, Inc., R. Seelaus & Co., LLC, Samuel A. Ramirez & Company, Inc., Santander Investment Securities Inc., Siebert Williams Shank & Co., LLC

CUSIP:	60687Y BH1

ISIN:	US60687YBH18

Common Code:	220273407

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time by the assigning rating agencies.

**ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Securities constituting part of its allotment solely outside the United States.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Mizuho Securities USA LLC, toll free at 1-866-271-7403 or J.P. Morgan Securities LLC, at 1-212-834-4533.

Pricing Term Sheet

Senior Floating Rate Notes due 2024

Issuer:	Mizuho Financial Group, Inc. (the “Issuer”)

Expected Security Ratings:*	A1 (Moody’s) / A- (S&P)

Securities Offered:	Aggregate principal amount of U.S.$400,000,000 senior floating rate notes due 2024

Issue Price:	100.000%

Maturity Date:	July 10, 2024

Interest Rate:	A per annum rate equal to a benchmark rate, which is initially three-month U.S. Dollar LIBOR, plus 0.99%, payable quarterly in arrears; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined in the preliminary prospectus supplement) have occurred with respect to three-month U.S. Dollar LIBOR or the then-current benchmark rate, then the benchmark rate shall be the applicable Benchmark Replacement (as defined in the preliminary prospectus supplement) as determined pursuant to the benchmark transition provisions set forth in the preliminary prospectus supplement.

Interest Payment Dates:	January 10, April 10, July 10 and October 10 of each year, starting on October 10, 2020

Day Count:	ACT/360

Ranking:	Direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank pari passu and without preference among themselves and with all other unsecured obligations, other than subordinated obligations of the Issuer (except for statutorily preferred exceptions) from time to time outstanding.

Trade Date:	July 6, 2020

Settlement Date:	July 10, 2020 (T+4)

Business Days:	New York and Tokyo

Minimum Denomination:	U.S.$200,000 or integral multiples of U.S.$1,000 in excess thereof.

Optional Redemption:	The Issuer may redeem the Notes, at its option, in whole, but not in part, on July 10, 2023, upon not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Listing:	Singapore Exchange Securities Trading Limited

Billing and Delivering:	Mizuho Securities USA LLC

Joint Lead Managers and Joint Bookrunners:	Mizuho Securities USA LLC, J.P. Morgan Securities LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC

Senior Co-Managers	Citigroup Global Markets Inc., Natixis Securities Americas LLC

Co-Managers:	Daiwa Capital Markets America Inc., BNY Mellon Capital Markets, LLC, CastleOak Securities, L.P., CIBC World Markets Corp., Citizens Capital Markets, Inc., Crédit Agricole Corporate and Investment Bank, Danske Markets Inc., ICBC Standard Bank Plc**, ING Financial Markets LLC, KKR Capital Markets LLC, The Korea Development Bank, Loop Capital Markets LLC, Mischler Financial Group, Inc., Rabo Securities USA, Inc., R. Seelaus & Co., LLC, Samuel A. Ramirez & Company, Inc., Santander Investment Securities Inc., Siebert Williams Shank & Co., LLC

CUSIP:	60687Y BG3

ISIN:	US60687YBG35

Common Code:	220273385

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time by the assigning rating agencies.

**ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Securities constituting part of its allotment solely outside the United States.

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Mizuho Securities USA LLC, toll free at 1-866-271-7403 or J.P. Morgan Securities LLC, at 1-212-834-4533.